Exhibit 5.1






                                January 31, 1997


Centigram Communications Corporation
91 East Tasman Drive
San Jose, CA  95134

         Re:      Registration Statement
                  on Form S-8
                  ----------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 3, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 377,000 shares of your Common Stock, par value $0.001 ("Common Stock") reserved for issuance under your 1995 Nonstatutory Stock Option Plan (the "1995 Plan"), of an additional 100,000 shares of your Common Stock reserved for issuance under your 1991 Employee Stock Purchase Plan (the "1991 Plan"), and of 375,000 shares of your Common Stock reserved for issuance under your 1997 Stock Plan (the "1997 Plan" and together with the 1995 Plan and the 1991 Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,


                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation

                                /s/ Wilson Sonsini Goodrich & Rosati